As filed with the Securities and Exchange Commission on February 27, 2024
Registration No. 333-260105
333-269199
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-260105
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269199

UNDER
THE SECURITIES ACT OF 1933
ROVER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-3147201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
720 Olive Way, 19th Floor
Seattle, WA 98101
(Address of Principal Executive Offices, including zip code)
Rover Group, Inc. 2021 Equity Incentive Plan
Rover Group, Inc. 2021 Employee Stock Purchase Plan
A Place for Rover, Inc. 2011 Equity Incentive Plan
DogVacay, Inc. Amended and Restated 2012 Stock Option Plan
Barking Dog Ventures Limited Enterprise Management Share Option Plan
(Full title of the plans)
Aaron Easterly
Chief Executive Officer
720 Olive Way, 19th Floor
Seattle, WA 98101
(888) 453-7889
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Michael Nordtvedt John Brust Craig Sherman Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 Telephone: (206) 883-2500	Melissa Weiland General Counsel 720 Olive Way, 19th Floor Seattle, Washington 98101 Telephone: (888) 453-7889
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) filed by Rover Group, Inc., a Delaware corporation (the “Company”), withdraw and deregister all unsold securities registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•Registration Statement on Form S-8 (File No. 333-260105), filed with the SEC on October 7, 2021 and amended by post-effective amendments filed with the SEC on December 3, 2021 and May 13, 2022, registering shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), in connection with the (i) Rover Group, Inc. 2021 Equity Incentive Plan, (ii) Rover Group, Inc. 2021 Employee Stock Purchase Plan, (iii) A Place for Rover, Inc. 2011 Equity Incentive Plan, (iv) DogVacay, Inc. Amended and Restated 2012 Stock Option Plan, and (v) Barking Dog Ventures Limited Enterprise Management Share Option Plan; and

•Registration Statement on Form S-8 (File No. 333-269199), filed with the SEC on January 12, 2023, registering shares of Common Stock in connection with the Rover Group, Inc. 2021 Equity Incentive Plan.

On February 27, 2024, pursuant to an Agreement and Plan of Merger, dated as of November 29, 2023, by and among the Company, Biscuit Parent, LLC, a Delaware limited liability company (“Parent”), and Biscuit Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 27, 2024.

ROVER GROUP, INC.

By:	/s/ Charlie Wickers
Charlie Wickers
Chief Financial Officer

*Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.